CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the DGI Investment Trust and to the use of our report dated August 30, 2021 on the financial statements and financial highlights of DGI Balanced Fund, a series of shares of beneficial interest in DGI Investment Trust. Such financial statements and financial highlights appear in the June 30, 2021 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

October 27, 2021